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											   EXHIBIT 11
			    THE SOUTHLAND CORPORATION AND SUBSIDIARIES
			  STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
			      (IN THOUSANDS, EXCEPT PER-SHARE DATA)

			      CALCULATION OF EARNINGS PER COMMON SHARE


							  THREE MONTHS                SIX MONTHS
							 ENDED JUNE 30,              ENDED JUNE 30,
						   -------------------------   -------------------------
						       1997         1996           1997         1996
						   -----------   -----------   -----------   -----------
Net earnings.  .  .  .  .  .  .  .  .  .  .  .  .  $   25,630   $   30,387    $   31,152    $   35,876
Add interest on Convertible Debt, net of tax            2,071        2,083         4,138         4,165
						   -----------   -----------   -----------   -----------
Net earnings applicable to common
    stock and equivalents outstanding  .  .  .  .  $   27,701   $   32,470    $   35,290    $   40,041
						   ===========   ===========   ===========   ===========

Weighted average number of common shares
   outstanding .  .  .  .  .  .  .  .  .  .  .  .     409,923      409,923       409,923       409,923
Weighted average number of common shares
    issuable upon conversion of Convertible Debt.      72,112       72,112        72,112        72,112
Dilutive effect of stock options after application
    of treasury stock method  .  .  .  .  .  .  .         682          298           341           149
						   -----------   -----------   -----------   -----------
Weighted average number of common shares
   and equivalents outstanding.  .  .  .  .  .  .     482,717      482,333       482,376       482,184
						   ===========   ===========   ===========   ===========

Net earnings per common share and equivalents
    (Primary and Fully Diluted)  .  .  .  .  .  .        $.06         $.07          $.07          $.08
							 =====        =====         =====         =====



						      Tab 2
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